UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 5)*

                           ART TECHNOLOGY GROUP, INC.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                              CUSIP NO. 458727 20 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

James H. Dennedy                           Richard S. Rofe
Mitchell-Wright Technology Group, LLC      Mitchell-Wright Technology Group, LLC
8060 Montgomery Road, Suite 205            185 Great Neck Road, Suite 460
Cincinnati, OH 45236                       Great Neck, NY 11020

(513) 792-5100                             (516) 466-5258


--------------------------------------------------------------------------------
                  Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications

                                November 1, 2004
--------------------------------------------------------------------------------
                          (Date of Event Which Requires
                            Filing of This Statement)

         If the person filing has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                         PAGE 2 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         SSH Partners I, LLP

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        125,000
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        0
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        125,000
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        0
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         125,000

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         0.1%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                         PAGE 3 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Mitchell-Wright Technology Group, LLC   41-2142179

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        125,000
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        0
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        125,000
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        0
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         125,000

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         0.1%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                         PAGE 4 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Mitchell-Wright, LLC

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        125,000
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        0
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        125,000
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        0
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         125,000

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         0.1%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                         PAGE 5 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         James Dennedy

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         PF/AF

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         USA

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each   (7)      Sole Voting Power
Reporting Person with:
                                                       145,000
                                              ----------------------------------
                                              (8)      Shared Voting Power

                                                       0
                                              ----------------------------------
                                              (9)      Sole Dispositive Power

                                                       145,000
                                              ----------------------------------
                                              (10)     Shared Dispositive Power

                                                       0
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         145,000

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         0.1%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                         PAGE 6 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Arcadia Partners, L.P.

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        36,744
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        0
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        36,744
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        0
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         36,744

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         0.0%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                         PAGE 7 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Arcadia Capital Management, LLC

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        36,744
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        0
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        36,744
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        0
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         36,744

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         0.0%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                         PAGE 8 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Richard Rofe

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         USA

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        172,244
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        0
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        172,244
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        0
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         172,244

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         0.2%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                         PAGE 9 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Parche, LLC                          20-0870632

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        0
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        628,174
                                               ---------------------------------
                                               (9)      Sole Dispositive Power


                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        628,174
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         628,174

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         0.6%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                        PAGE 10 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Starboard Value & Opportunity Fund, LLC

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        0
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        3,297,919
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        0
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        3,297,919
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         3,297,919

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         3.1%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                        PAGE 11 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Admiral Advisors, LLC

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        0
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        3,926,093
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        0
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        3,926,093
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         3,926,093

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         3.7%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                        PAGE 12 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Ramius Capital Group, LLC

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        0
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        3,926,093
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        0
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        3,926,093
------------------------------------------------------------ -------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         3,926,093

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         3.7%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                        PAGE 13 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         C4S & Co., LLC

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        0
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        3,926,093
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        0
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        3,926,093
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         3,926,093

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         3.7%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                        PAGE 14 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Peter A. Cohen

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         USA

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        0
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        3,926,093
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        0
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        3,926,093
------------------------------------------------------------ -------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         3,926,093

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         3.7%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                        PAGE 15 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Morgan B. Stark

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         USA

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each    (7)      Sole Voting Power
Reporting Person with:
                                                        0
                                               ---------------------------------
                                               (8)      Shared Voting Power

                                                        3,926,093
                                               ---------------------------------
                                               (9)      Sole Dispositive Power

                                                        0
                                               ---------------------------------
                                               (10)     Shared Dispositive Power

                                                        3,926,093
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         3,926,093

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         3.7%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                        PAGE 16 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Jeffrey M. Solomon

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)      //

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         USA

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each     (7)      Sole Voting Power
Reporting Person with:
                                                         0
                                                --------------------------------
                                                (8)      Shared Voting Power

                                                         3,926,093
                                                --------------------------------
                                                (9)      Sole Dispositive Power

                                                         0
                                                --------------------------------
                                                (10)     Shared Dispositive Powe

                                                         3,926,093
--------------------------------------------------------------------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         3,926,093

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         3.7%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 458727 20 3                                        PAGE 17 OF 21 PAGES

--------------------------------------------------------------------------------
(1)      Names of Reporting Persons.
         S.S. or Identification Nos. of above persons (entities only).

         Thomas W. Strauss

--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member       (a)      /x/
         of a Group (See Instructions)               (b)     / /

--------------------------------------------------------------------------------
(3)      Sec Use Only

--------------------------------------------------------------------------------
(4)      Source of Funds (see instructions)
         WC

--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

--------------------------------------------------------------------------------
(6)      Citizenship or Place of Organization

         USA

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each   (7)      Sole Voting Power
Reporting Person with:
                                                       0
                                              ----------------------------------
                                              (8)      Shared Voting Power

                                                       3,926,093
                                              ----------------------------------
                                              (9)      Sole Dispositive Power

                                                       0
                                              ----------------------------------
                                              (10)     Shared Dispositive Power

                                                       3,926,093
------------------------------------------------------------ -------------------
(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
         3,926,093

--------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  //


--------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11)
         3.7%

--------------------------------------------------------------------------------
(14)     Type of Reporting Person (See Instructions)
         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.  SECURITY AND ISSUER

This Amendment No. 5 to Schedule 13D relates to shares of the Common Stock, par value $0.01 per share ("Common Stock"), of Art Technology Group, Inc. (the "Issuer" or the "Company"), and is being filed on behalf of the undersigned to amend the Schedule 13D which was originally filed on August 24, 2004, and amended on September 10, 2004, September 20, 2004, September 29, 2004 and November 1, 2004 (the "Schedule 13D") to disclose that the Reporting Persons no longer beneficially own 5% or more of the outstanding Common Stock.

ITEM 2.  IDENTITY AND BACKGROUND

This Amendment No. 5 to Schedule 13D is filed by a group consisting of SSH Partners I, LP, Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC, James Dennedy, Arcadia Partners, L.P., Arcadia Capital Management, LLC, Richard Rofe, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, and Thomas W. Strauss (collectively, the "Reporting Persons").

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

The Reporting Persons no longer beneficially own 5% or more of the outstanding Common Stock.

ITEM 4.  PURPOSE OF THE TRANSACTION

As a result of the issuance by the Company of additional shares of Common Stock in connection with the acquisition of Primus Knowledge Solutions, Inc. ("Primus"), the Reporting Persons no longer beneficially own 5% or more of the outstanding Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

(a), (b)

As a result of the issuance by the Company of additional shares of Common Stock in connection with the acquisition of Primus, the Reporting Persons no longer beneficially own 5% or more of the outstanding Common Stock. The Company reported in its press release dated November 1, 2004, that it had closed its acquisition with Primus and that shareholders of Primus are entitled to 1.3567 shares of Common Stock for each share of Primus common stock that they hold. The Company disclosed in its Joint Proxy Statement/Prospectus dated September 20, 2004, that there were 23,858,194 shares of Primus common stock issued and outstanding as of September 17, 2004. Accordingly, approximately 32,368,412 shares of Common Stock will be issued in connection with the acquisition.

(c) Not applicable

(d) Not applicable

(e) Not applicable

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

None.

--------------------------------------------------------------------------------
                                    SIGNATURE
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 3, 2004                       SSH Partners I, LP
                                       By:   Mitchell-Wright Technology Group,
                                             LLC, its General Partner
                                       /s/ James Dennedy
                                       -----------------------------------------
                                   By: James Dennedy
                                       Managing Member

November 3, 2004                       Mitchell-Wright Technology Group, LLC
                                       By:   Mitchell-Wright, LLC, its Managing
                                             Member
                                       /s/ James Dennedy
                                       -----------------------------------------
                                   By: James Dennedy
                                       Managing Member

November 3, 2004                       Mitchell-Wright, LLC
                                       /s/ James Dennedy
                                       -----------------------------------------
                                   By: James Dennedy
                                       Managing Member

November 3, 2004                       /s/ James Dennedy
                                       -----------------------------------------
                                       James Dennedy

--------------------------------------------------------------------------------
November 3, 2004                       Arcadia Partners, L.P.
                                       By:   Arcadia Capital Management, LLC,
                                             its General Partner
                                       /s/ Richard Rofe
                                       -----------------------------------------
                                   By: Richard Rofe
                                       Member

November 3, 2004                       Arcadia Capital Management, LLC
                                       /s/ Richard Rofe
                                       -----------------------------------------
                                   By: Richard Rofe
                                       Member

November 3, 2004                       /s/ Richard Rofe
                                       -----------------------------------------
                                       Richard Rofe

November 3, 2004                       Parche, LLC
                                       By:   Admiral Advisors, LLC, its managing
                                             member
                                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                   By: Jeffrey M. Solomon
                                       Authorized Signatory

November 3, 2004                       Starboard Value & Opportunity Fund, LLC
                                       By:   Admiral Advisors, LLC, its managing
                                              member
                                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                   By: Jeffrey M. Solomon
                                       Authorized Signatory

November 3, 2004                       Ramius Capital Group, LLC
                                       By:   C4S & Co., LLC, its Managing Member
                                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                   By: Jeffrey M. Solomon
                                       Authorized Signatory

November 3, 2004                       C4S & Co., LLC
                                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                   By: Jeffrey M. Solomon
                                       Authorized Signatory

November 3, 2004                       /s/ Peter A. Cohen
                                       -----------------------------------------
                                       Peter A. Cohen

November 3, 2004                       /s/ Morgan B. Stark
                                       -----------------------------------------
                                       Morgan B. Stark

November 3, 2004                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                       Jeffrey M. Solomon

November 3, 2004                       /s/ Thomas W. Strauss
                                       -----------------------------------------
                                       Thomas W. Strauss